EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name	Jursidiction
EMRISE Electronics Corporation	New Jersey, USA
CXR Larus Corporation	Delaware, USA
EMRISE Electronics Ltd.	United Kingdom
XCEL Power Systems, Ltd.	United Kingdom
CXR Anderson Jacobson SAS	France
Belix Power Conversions Ltd	United Kingdom
Belix Wound Components Ltd	United Kingdom
The Belix Company Ltd	United Kingdom
Pascall Electronics (Holdings) Limited	United Kingdom
Pascall Electronics Limited	United Kingdom
CXR Anderson Jacobson Ltd	United Kingdom
Abbot Electronics Ltd.	United Kingdom
Digitran Ltd.	United Kingdom